Exhibit 6.22

MYOMO, INC.

WAIVER

November 15, 2016

Reference is made herein to the Exclusive Patent License Agreement, dated as of October 30, 2006, by and between Myomo, Inc. (the “Company”) and the Massachusetts Institute of Technology (“MIT”), as amended to date (the “License Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the License Agreement.

WHEREAS, Section 3.1(f) of the License Agreement sets forth certain revenue obligations (the “Revenue Obligations”) and Sections 3.1(g) through (i) of the License Agreement set forth certain commercialization obligations of the Company (the “Commercialization Obligations”), and provides that in the event that MIT determines that the Company has failed to fulfill any of such Revenue Obligations or Commercialization Obligations, MIT may treat such failure as a material breach in accordance with Section 12.3(b), pursuant to which MIT may terminate the License Agreement after notice to the Company and failure by the Company to cure such material breach within 60 days of such notice;

WHEREAS, the undersigned agree that Company's License with M.I.T. is in good standing and that the Revenue Obligations and Commercialization Obligations have not been breached as of the date hereof (the “Obligations Waiver”);

WHEREAS, Section 14.4 of the License Agreement provides that the License Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by the Company and MIT; and

WHEREAS, the undersigned constitute (i) the Company and (ii) MIT under the License Agreement, sufficient to effect the waivers of the provisions of the License Agreement as set forth herein.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the undersigned agree as follows:

1.       Pursuant to Section 14.4 of the License Agreement, the undersigned MIT hereby acknowledges and agrees to the Obligations Waiver, provided, that, for the avoidance of doubt, no future waiver is given hereby with respect to the Revenue Obligations of the Company after the date hereof.

2.       This Waiver shall be effective as of the date first written above. This Waiver may be executed in any number of counterparts, each such counterpart shall be deemed an original instrument, and all such counterparts together shall constitute but one agreement. This Waiver may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered. This Waiver shall be governed by in all respects by the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of law. To the extent not expressly waived herein, the License Agreement remains in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver to be executed by their duly authorized representatives, as of the date first written above.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	CEO

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	/s/ John H. Turner, Jr.
Name:	John H. Turner, Jr.
Title:	Senior Associate, Technology Licensing Office

[Signature Page to Mitwaiver]